Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
April 21, 2005

AVALONBAY COMMUNITIES INC. ANNOUNCES
FIRST QUARTER 2005 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended March 31, 2005 was $67,435,000, resulting in Earnings per Share — diluted (“EPS”) of $0.92, compared to $0.32 for the comparable period of 2004, a per share increase of 187.5%. This increase is primarily attributable to gains on asset sales during the first quarter of 2005, including the sale of a technology investment.

Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended March 31, 2005 was $71,249,000, or $0.96 per share compared to $57,378,000, or $0.79 per share for the comparable period of 2004, a per share increase of 21.5%. This increase is primarily attributable to contributions from newly developed and redeveloped communities, improved community operating results and lower interest expense, and was further affected by the following non-routine items:

•	Gain on sale of a technology investment in the amount of $6,252,000 or $0.08 per share, resulting from the acquisition of Rent.com by eBay;

•	Income of $1,378,000 or $0.02 per share, related to the impact of the development by a third party of a hotel adjacent to one of the Company’s existing communities; and

•	Separation costs of approximately $2,100,000 or $0.03 per share, due to the departure of a senior executive.

Operating Results for the Quarter Ended March 31, 2005 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $10,538,000, or 6.6% to $170,002,000. For Established Communities, rental revenue increased 2.4%, comprised of an increase in Economic Occupancy of 1.4% and an increase in rental rates of 1.0%. This is the Company’s first year-over-year increase in rental rates in three years. Total revenue for Established Communities increased $2,889,000 to $123,434,000, and operating expenses remained relatively flat from the prior year at $38,932,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $2,985,000 or 3.7%, to $84,502,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2004 to the first quarter of 2005:

1Q 05 Compared to 1Q 04
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*
Northeast	3.8%	(0.2%)	5.8%	41.0%
Mid-Atlantic	0.2%	0.7%	0.1%	16.8%
Midwest	2.2%	(4.2%)	6.6%	2.3%
Pacific NW	2.5%	(4.2%)	6.4%	5.1%
No. California	1.1%	(0.2%)	1.6%	23.3%
So. California	4.5%	2.7%	5.2%	11.5%

Total	2.4%	(0.2%)	3.7%	100.0%

*	Total represents each region’s % of total NOI from the company, including discontinued operations.

Sequential Operating Results for the Quarter Ended March 31, 2005 Compared to the Quarter Ended December 31, 2004

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2004 to the first quarter of 2005:

1Q 05 Compared to 4Q 04
	Rental	Operating
	Revenue	Expenses	NOI
Northeast	0.5%	2.1%	(0.3%)
Mid-Atlantic	0.1%	2.3%	(0.8%)
Midwest	2.3%	(10.8%)	12.6%
Pacific NW	0.4%	(10.1%)	6.8%
No. California	(0.2%)	(6.5%)	2.9%
So. California	1.0%	(1.3%)	1.9%

Total	0.3%	(2.1%)	1.4%

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Statistics

Market Rents, as determined by the Company, averaged $1,558 per home for the Established Community portfolio as a whole in the first quarter of 2005, increasing 2.3% as compared to average Market Rents for the first quarter of 2004 and increasing 0.5% over average Market Rents for the fourth quarter of 2004.

Economic Occupancy was 95.5% during the first quarter of 2005, increasing 1.4% as compared to the first quarter of 2004 and decreasing 0.1% as compared to the fourth quarter of 2004.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year.

The following table reflects the percentage changes in GAAP rental revenue and rental revenue with concessions on a cash basis for our Established Communities:

	1Q 05 vs 1Q 04	1Q 05 vs 4Q 04

GAAP Rental Revenue	2.4%	0.3%
Rental revenue (with concessions on a cash basis)	3.0%	0.8%

Concessions granted per move-in for Established Communities averaged $972 during the first quarter of 2005, an increase of 8.2% from $898 in the first quarter of 2004 and an increase of 1.0% from $962 in the fourth quarter of 2004.

Investment Activity

On March 16, 2005 the Company announced the closing of AvalonBay Value Added Fund, L.P. (the “Fund”). The Fund is a private, discretionary investment vehicle with nine institutional investors including the Company and combined capital commitments of $330,000,000. The Company has committed $50,000,000 to the Fund, representing a 15% equity interest. The Fund expects to employ leverage of up to 65%, allowing for a total investment capacity of approximately $940,000,000. The Fund will acquire and operate multifamily communities in the Company’s current markets. At closing, the Fund held four communities, containing a total of 879 apartment homes with an aggregate gross real estate value of $112,852,000, that were acquired by the Company in 2004 in anticipation of the Fund’s closing. The Company will receive asset management fees, property management fees and redevelopment fees, as well as a promoted interest if certain thresholds are met.

Also in March 2005, the Company purchased its joint venture partner’s interest in the limited liability company that owns Avalon on the Sound. Avalon on the Sound, a 412 apartment home community located in the New York, NY metropolitan area, was developed through the joint venture in 2001. The Company purchased the third-party partner’s 75% equity interest in the joint venture for a gross purchase price of approximately $84,521,000. After consideration of the third-party partner’s pro rata share of outstanding debt, as well as the Company’s share of promoted interest, the net purchase price was approximately $57,400,000. In conjunction with the purchase transaction, the third-party lender to the limited liability company received a payment of $36,142,000 in consideration of the outstanding debt, of which $9,036,000 was the Company’s share of such payment.

Development Activity

The Company completed one development community during the first quarter of 2005. Avalon at Crane Brook, located in the greater Boston, MA area, is a garden-style community containing 387 apartment homes and was completed for a Total Capital Cost of $55,900,000.

In addition, the Company commenced construction of two communities during the first quarter of 2005. Avalon Wilshire, located in Los Angeles, CA, is expected to contain 123 apartment homes when completed, for a Total Capital Cost of $42,000,000. Avalon at Mission Bay North II, located in San Francisco, CA, is expected to contain 313 apartment homes when completed, for a Total Capital Cost of $118,000,000. Avalon at Mission Bay North II is being developed through a joint venture in which the Company owns a 25% equity interest. The Company has the right to receive development fees and property management fees, as well as a promoted interest if certain thresholds are met.

The Company also acquired four parcels of land during the first quarter of 2005 to hold for future development, for an aggregate purchase price of $15,664,000. These parcels of land, if developed as expected, will contain 557 apartment homes for a Total Capital Cost of $98,000,000.

Disposition Activity

During the first quarter of 2005, the Company sold two communities, Avalon at Penasquitos Hills, located in San Diego, CA, and Avalon Sunnyvale, located in the greater San Jose, CA area. These two communities, which contained a total of 396 apartment homes, were sold for an aggregate sales price of $79,250,000. The sale of these communities resulted in a gain as

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

reported in accordance with GAAP of $37,613,000 and an Economic Gain of $44,753,000. The weighted average Initial Year Market Cap Rate related to these communities was 3.9% and the weighted average Unleveraged IRR was 19.4%.

Financing, Liquidity and Balance Sheet Statistics

In January 2005, the Company repaid $100,000,000 of unsecured notes with an annual interest rate of 6.625% and $50,000,000 of unsecured notes with an annual interest rate of 6.50%, along with any unpaid interest, pursuant to their scheduled maturity.

In March 2005, the Company issued $100,000,000 in unsecured notes under its existing shelf registration statement at an annual effective interest rate of 4.999%, which mature in March 2013.

As of March 31, 2005, the Company had $136,000,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 32.5% at March 31, 2005. Unencumbered NOI for the three months ended March 31, 2005 was approximately 85% and Interest Coverage for the first quarter of 2005 was 3.0 times.

Second Quarter Outlook

The Company expects EPS in the range of $1.01 to $1.05 for the second quarter of 2005.

The Company expects Projected FFO per share in the range of $0.85 to $0.89 for the second quarter of 2005.

Second Quarter 2005 Conference Schedule

The Company is scheduled to participate in the following conferences during the second quarter 2005:

2Q 05 Conference Schedule
Event/Conference	Date
AvalonBay New York Area Community Tour	June 7th
NAREIT Institutional Investor Forum	June 8-9th
Wachovia Securities Equity Conference	June 28th

The Company is scheduled to present and conduct a question and answer session at each of these conferences. Management’s presentation and the question and answer session may include a discussion of the Company’s current operating environment; operating trends; current development, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company.

Details on how to access a webcast of each event and/or related materials will be available on the Company’s website at http://www.avalonbay.com/events beginning June 1, 2005.

Other Matters

The Company will hold a conference call on April 22, 2005 at 1:00 PM EDT to review and answer appropriate questions about these results and projections, the earnings release attachments described below and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687 and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 4824034.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please register through the Investor Relations section of the website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 6.0 Reader. If you do not have the Adobe Acrobat 6.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	NOI
•	Market Rents
•	Economic Occupancy
•	Rental revenue with concessions on a cash basis
•	Total Capital Cost
•	Economic Gain
•	Initial Year Market Cap Rate
•	Unleveraged IRR
•	Leverage
•	Total Market Capitalization
•	Unencumbered NOI
•	Interest Coverage

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of March 31, 2005, AvalonBay owned or held an ownership interest in 148 apartment communities containing 42,850 apartment homes in ten states and the District of Columbia, of which eleven communities were under construction and four communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman and Chief Executive Officer, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

FIRST QUARTER 2005

Supplemental Operating and Financial Data

Avalon at Crane Brook is a garden style community containing 387 apartment homes. The community is located on 26 acres stretched across the Town of Danvers and the City of Peabody in Massachusetts. Located 13 miles north of Boston on Interstate 95 and Route 114, Avalon at Crane Brook offers suburban living with the convenience to Boston and the Route 128 Corridor, a major employment center near Boston.

Avalon at Crane Brook offers a variety of floor plans to meet the diverse needs of our customers. Apartment homes feature lofts with cathedral ceilings, bay windows, balconies, walk-in closets and full size washers and dryers. Residents of Avalon at Crane Brook enjoy many community amenities including a fully equipped fitness center, basketball court, hot tub, heated swimming pool, resident lounge and sun deck.

Avalon at Crane Brook was completed for a Total Capital Cost of $55.9 million.

FIRST QUARTER 2005

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 6
Development Communities	Attachment 7
Redevelopment Communities	Attachment 8
Summary of Development and Redevelopment Community Activity	Attachment 9
Future Development	Attachment 10
Unconsolidated Real Estate Investments	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
March 31, 2005
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q1	Q1
	2005	2004	Change	% Change
Net Income available to common stockholders	$67,435	$23,102	$44,333	191.9%

Per common share — basic	$0.93	$0.33	$0.60	181.8%
Per common share — diluted	$0.92	$0.32	$0.60	187.5%

Funds from Operations	$71,249	$57,378	$13,871	24.2%
Per common share — diluted	$0.96	$0.79	$0.17	21.5%

Dividends declared — common	$51,748	$50,027	$1,721	3.4%
Per common share	$0.71	$0.70	$0.01	1.4%

Common shares outstanding	72,884,022	71,467,072	1,416,950	2.0%
Outstanding operating partnership units	480,260	583,594	(103,334)	(17.7%)

Total outstanding shares and units	73,364,282	72,050,666	1,313,616	1.8%

Average shares outstanding — basic	72,496,413	70,920,226	1,576,187	2.2%
Average operating partnership units outstanding	497,968	607,759	(109,791)	(18.1%)
Effect of dilutive securities	1,263,915	1,015,997	247,918	24.4%

Average shares outstanding — diluted	74,258,296	72,543,982	1,714,314	2.4%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate(1)	Maturities(2)
Conventional Debt				2005	$5,787
Long-term, fixed rate	$1,850,225	25.0%		2006	$157,972
Long-term, variable rate	81,404	1.1%		2007	$282,752
Variable rate credit facility				2008	$213,386
and short term notes	150,262	2.0%		2009	$227,897

Subtotal, Conventional	2,081,891	28.1%	6.2%

Tax-Exempt Debt
Long-term, fixed rate	197,512	2.7%
Long-term, variable rate	128,860	1.7%

Subtotal, Tax-Exempt	326,372	4.4%	5.3%

Total debt	$2,408,263	32.5%	6.1%

(1)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(2)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2008.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q105	$5,662	$5,981	$25
Q404	$5,231	$5,193	$104
Q304	$5,257	$4,051	$90
Q204	$5,010	$3,792	$114

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	137	40,133
Development Communities	11	2,717
Development Rights	49	13,104

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
March 31, 2005
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2005	2004	% Change
Revenue:
Rental and other income	$168,277	$153,280	9.8%
Management, development and other fees	434	148	193.2%

Total	168,711	153,428	10.0%

Operating expenses:
Direct property operating expenses, excluding property taxes	38,370	37,126	3.4%
Property taxes	16,792	15,327	9.6%
Property management and other indirect operating expenses	7,129	6,574	8.4%
Investments and investment management (1)	992	841	18.0%

Total	63,283	59,868	5.7%

Interest income	31	20	55.0%
Interest expense	(32,153)	(32,195)	(0.1%)
General and administrative expense	(7,159)	(4,713)	51.9%
Joint venture income, minority interest and venture partner interest in profit-sharing (2)	6,070	19	N/A
Depreciation expense	(41,106)	(38,567)	6.6%

Income from continuing operations before cumulative effect of change in accounting principle	31,111	18,124	71.7%
Discontinued operations: (3)
Income from discontinued operations	886	2,606	(66.0%)
Gain on sale of real estate assets	37,613	—	100.0%

Total discontinued operations	38,499	2,606	1,377.3%

Income before cumulative effect of change in accounting principle (4)	69,610	20,730	235.8%
Cumulative effect of change in accounting principle	—	4,547	(100.0%)

Net income	69,610	25,277	175.4%
Dividends attributable to preferred stock	(2,175)	(2,175)	—

Net income available to common stockholders	$67,435	$23,102	191.9%

Net income per common share — basic	$0.93	$0.33	181.8%

Net income per common share — diluted	$0.92	$0.32	187.5%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(2)	Amount for the period ended March 31, 2005 includes $6,252 related to gain on the acquisition of Rent.com by eBay.

(3)	Reflects net income for communities sold during the period from January 1, 2004 through March 31, 2005. The following table details income from discontinued operations as of the periods shown:

	Q1	Q1
	2005	2004
Rental income	$1,291	$6,036
Operating and other expenses	(405)	(2,037)
Interest expense, net	—	(252)
Minority interest expense	—	(12)
Depreciation expense	—	(1,129)

Income from discontinued operations (5)	$886	$2,606

(4)	Operations for the period ended March 31, 2004 includes the operations of a community in which the Company held a variable interest. This community was consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. On October 15, 2004, the community repaid its note payable to the Company, terminating the variable interest relationship.

(5)	NOI for discontinued operations totaled $886 in the first quarter of 2005, all of which related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
Detailed Operating Information
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004

Real estate	$5,364,885	$5,307,136
Less accumulated depreciation	(861,581)	(810,028)

Net operating real estate	4,503,304	4,497,108

Construction in progress, including land	179,727	173,291
Land held for development	187,875	166,751
Operating real estate assets held for sale, net	—	40,675

Total real estate, net	4,870,906	4,877,825

Cash and cash equivalents	3,497	1,552
Cash in escrow	13,615	13,075
Resident security deposits	25,929	23,478
Other assets (1)	151,322	152,351

Total assets	$5,065,269	$5,068,281

Unsecured senior notes	$1,809,133	$1,859,448
Unsecured facility	136,000	102,000
Notes payable	462,263	480,843
Liabilities related to assets held for sale	—	342
Other liabilities	224,541	218,832

Total liabilities	$2,631,937	$2,661,465

Minority interest	20,668	21,525

Stockholders’ equity	2,412,664	2,385,291

Total liabilities and stockholders’ equity	$5,065,269	$5,068,281

(1)	Other assets includes $0 and $227 relating to discontinued operations as of March 31, 2005 and December 31, 2004, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)
March 31, 2005

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)(3)
		Q1 05	Q1 04	% Change	Q1 05	Q1 04	% Change	Q1 05	Q1 04	% Change
Northeast
Boston, MA	2,339	$1,537	$1,534	0.2%	95.4%	94.6%	0.8%	$10,287	$10,181	1.0%
Fairfield-New Haven, CT	2,004	1,856	1,860	(0.2%)	95.3%	89.8%	5.5%	10,640	10,103	5.3%
New York, NY	1,606	2,108	2,088	1.0%	95.6%	93.7%	1.9%	9,711	9,433	2.9%
Northern New Jersey	1,451	2,167	2,148	0.9%	97.2%	91.4%	5.8%	9,166	8,593	6.7%
Long Island, NY	806	2,128	2,146	(0.8%)	96.2%	92.7%	3.5%	4,950	4,822	2.7%
Central New Jersey	502	1,597	1,572	1.6%	94.3%	91.8%	2.5%	2,268	2,179	4.1%

Northeast Average	8,708	1,879	1,872	0.4%	95.8%	92.4%	3.4%	47,022	45,311	3.8%

Mid-Atlantic
Washington, DC	3,721	1,407	1,393	1.0%	94.3%	94.9%	(0.6%)	14,806	14,751	0.4%
Baltimore, MD	526	1,133	1,126	0.6%	94.6%	96.3%	(1.7%)	1,690	1,708	(1.1%)

Mid-Atlantic Average	4,247	1,373	1,359	1.0%	94.3%	95.1%	(0.8%)	16,496	16,459	0.2%

Midwest
Chicago, IL	887	1,079	1,074	0.5%	94.6%	92.9%	1.7%	2,718	2,659	2.2%

Midwest Average	887	1,079	1,074	0.5%	94.6%	92.9%	1.7%	2,718	2,659	2.2%

Pacific Northwest
Seattle, WA	2,504	1,046	1,032	1.4%	95.2%	94.1%	1.1%	7,483	7,302	2.5%

Pacific Northwest Average	2,504	1,046	1,032	1.4%	95.2%	94.1%	1.1%	7,483	7,302	2.5%

Northern California
San Jose, CA	5,099	1,430	1,427	0.2%	95.8%	96.2%	(0.4%)	20,953	20,999	(0.2%)
Oakland-East Bay, CA	2,090	1,219	1,200	1.6%	96.1%	93.1%	3.0%	7,345	7,019	4.6%
San Francisco, CA	2,015	1,654	1,617	2.3%	94.9%	96.0%	(1.1%)	9,487	9,374	1.2%

Northern California Average	9,204	1,431	1,417	1.0%	95.6%	95.5%	0.1%	37,785	37,392	1.1%

Southern California
Orange County, CA	1,174	1,255	1,207	4.0%	96.4%	95.6%	0.8%	4,261	4,067	4.8%
San Diego, CA	1,058	1,331	1,278	4.1%	94.8%	95.0%	(0.2%)	4,002	3,853	3.9%
Los Angeles, CA	975	1,280	1,225	4.5%	96.3%	96.0%	0.3%	3,606	3,440	4.8%

Southern California Average	3,207	1,288	1,236	4.2%	95.8%	95.5%	0.3%	11,869	11,360	4.5%

Average/Total Established	28,757	$1,498	$1,483	1.0%	95.5%	94.1%	1.4%	$123,373	$120,483	2.4%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.0% between years.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
March 31, 2005

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q1 05	Q4 04	% Change	Q1 05	Q4 04	% Change	Q1 05	Q4 04	% Change
Northeast
Boston, MA	2,339	$1,537	$1,541	(0.3%)	95.4%	95.7%	(0.3%)	$10,287	$10,344	(0.6%)
Fairfield-New Haven, CT	2,004	1,856	1,849	0.4%	95.3%	96.6%	(1.3%)	10,640	10,740	(0.9%)
New York, NY	1,606	2,108	2,093	0.7%	95.6%	95.4%	0.2%	9,711	9,621	0.9%
Northern New Jersey	1,451	2,167	2,131	1.7%	97.2%	95.9%	1.3%	9,166	8,899	3.0%
Long Island, NY	806	2,128	2,120	0.4%	96.2%	96.3%	(0.1%)	4,950	4,937	0.3%
Central New Jersey	502	1,597	1,580	1.1%	94.3%	95.4%	(1.1%)	2,268	2,269	0.0%

Northeast Average	8,708	1,879	1,868	0.6%	95.8%	95.9%	(0.1%)	47,022	46,810	0.5%

Mid-Atlantic
Washington, DC	3,721	1,407	1,394	0.9%	94.3%	95.1%	(0.8%)	14,806	14,784	0.1%
Baltimore, MD	526	1,133	1,130	0.3%	94.6%	95.3%	(0.7%)	1,690	1,696	(0.4%)

Mid-Atlantic Average	4,247	1,373	1,359	1.0%	94.3%	95.2%	(0.9%)	16,496	16,480	0.1%

Midwest
Chicago, IL	887	1,079	1,072	0.7%	94.6%	93.0%	1.6%	2,718	2,657	2.3%

Midwest Average	887	1,079	1,072	0.7%	94.6%	93.0%	1.6%	2,718	2,657	2.3%

Pacific Northwest
Seattle, WA	2,504	1,046	1,049	(0.3%)	95.2%	94.5%	0.7%	7,483	7,453	0.4%

Pacific Northwest Average	2,504	1,046	1,049	(0.3%)	95.2%	94.5%	0.7%	7,483	7,453	0.4%

Northern California
San Jose, CA	5,099	1,430	1,436	(0.4%)	95.8%	95.9%	(0.1%)	20,953	21,048	(0.5%)
Oakland-East Bay, CA	2,090	1,219	1,220	(0.1%)	96.1%	95.9%	0.2%	7,345	7,335	0.1%
San Francisco, CA	2,015	1,654	1,656	(0.1%)	94.9%	94.8%	0.1%	9,487	9,483	0.0%

Northern California Average	9,204	1,431	1,433	(0.1%)	95.6%	95.7%	(0.1%)	37,785	37,866	(0.2%)

Southern California
Orange County, CA	1,174	1,255	1,238	1.4%	96.4%	95.5%	0.9%	4,261	4,167	2.3%
San Diego, CA	1,058	1,331	1,320	0.8%	94.8%	96.6%	(1.8%)	4,002	4,041	(1.0%)
Los Angeles, CA	975	1,280	1,245	2.8%	96.3%	97.5%	(1.2%)	3,606	3,548	1.6%

Southern California Average	3,207	1,288	1,266	1.7%	95.8%	96.5%	(0.7%)	11,869	11,756	1.0%

Average/Total Established	28,757	$1,498	$1,492	0.4%	95.5%	95.6%	(0.1%)	$123,373	$123,022	0.3%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.8% between quarters.

Attachment 6

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of March 31, 2005

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:
2005 Annual Completions	(2)
Development		7	1,971	$410.1
Redevelopment	(3)	1	—	4.2

Total Additions		8	1,971	$414.3

2004 Annual Completions
Development		7	2,135	$363.7
Redevelopment		1	—	8.3

Total Additions		8	2,135	$372.0

Pipeline Activity:	(2)
Currently Under Construction
Development		11	2,717	$652.2
Redevelopment	(3)	4	—	40.3

Subtotal		15	2,717	$692.5

Planning
Development Rights		49	13,104	$2,929.0

Total Pipeline		64	15,821	$3,621.5

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Information represents projections and estimates.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2005.

Attachment 7

AvalonBay Communities, Inc.
Development Communities as of March 31, 2005

	Percentage		Total	Schedule				Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1)(5)
								Inclusive of
								Concessions
								See Attachment #13
Under Construction:
1. Avalon Run East II Lawrenceville, NJ	100%	312	$52.0	Q2 2003	Q2 2004	Q2 2005	Q4 2005	$1,665	88.5%	90.4%	80.1%	66.6%
2. Avalon Chrystie Place I (6) New York, NY	20%	361	$150.0	Q4 2003	Q3 2005	Q4 2005	Q2 2006	$2,845	N/A	N/A	N/A	N/A
3. Avalon Pines I Coram, NY	100%	298	$48.7	Q4 2003	Q4 2004	Q3 2005	Q1 2006	$1,805	75.2%	68.1%	56.0%	32.5%
4. Avalon Orange Orange, CT	100%	168	$22.4	Q1 2004	Q4 2004	Q3 2005	Q4 2005	$1,535	83.3%	48.2%	41.1%	19.2%
5. Avalon Danbury Danbury, CT	100%	234	$35.6	Q1 2004	Q1 2005	Q4 2005	Q2 2006	$1,675	17.9%	16.2%	3.8%	1.1%
6. Avalon Del Rey (7) Los Angeles, CA	30%	309	$70.0	Q2 2004	Q3 2005	Q1 2006	Q3 2006	$1,790	N/A	N/A	N/A	N/A
7. Avalon at Juanita Village (8) Kirkland, WA	—	211	$45.5	Q2 2004	Q3 2005	Q4 2005	Q2 2006	$1,615	N/A	3.8%	N/A	N/A
8. Avalon Camarillo Camarillo, CA	100%	249	$42.7	Q2 2004	Q3 2005	Q1 2006	Q3 2006	$1,630	N/A	N/A	N/A	N/A
9. Avalon at Bedford Center Bedford, MA	100%	139	$25.3	Q4 2004	Q4 2005	Q2 2006	Q4 2006	$1,900	N/A	N/A	N/A	N/A
10. Avalon Wilshire Los Angeles, CA	100%	123	$42.0	Q1 2005	Q4 2006	Q1 2007	Q3 2007	$2,520	N/A	N/A	N/A	N/A
11. Avalon at Mission Bay North II (9) San Francisco, CA	25%	313	$118.0	Q1 2005	Q4 2006	Q2 2007	Q4 2007	$2,580	N/A	N/A	N/A	N/A

Subtotal/Weighted Average		2,717	$652.2					$1,995

Completed this Quarter:
1. Avalon at Crane Brook	100%	387	$55.9	Q3 2003	Q2 2004	Q1 2005	Q4 2005	$1,420	100.0%	84.0%	78.8%	71.9%
Danvers & Peabody, MA

Subtotal/Weighted Average		387	$55.9

Total/Weighted Average		3,104	$708.1					$1,920

Weighted Average Projected NOI as a % of Total Capital Cost (1) (10)			7.6%	Inclusive of Concessions — See Attachment #13

Non-Stabilized Development Communities: (11) Prior Quarter Completions:			% Economic Occ (1)(5)

Avalon at Glen Cove South, Glen Cove, NY	256	67.3

Avalon at Traville, North Potomac, MD	520	70.0

Avalon Milford I, Milford, CT	246	31.5

Avalon at The Pinehills I, Plymouth, MA	101	19.9

Total	1,123	$188.7	88.3%

Asset Value, Non-Stabilized Development

Capital Cost, Prior Quarter Completions		$188.7

Capital Cost, Current Completions		55.9

Capital Cost, Under Construction		652.2

Less: Remaining to Invest, Under Construction
Total Remaining to Invest	286.9
Capital Cost, Projected Q2 2005 Starts	(117.0)

		(169.9)

Total Asset Value, Non-Stabilized Development		$726.9

Q1 2005 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $4.0 million. See Attachment #13.

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of April 15, 2005.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of April 15, 2005.

(4)	Physical occupancy based on apartment homes occupied as of April 15, 2005.

(5)	Represents Economic Occupancy for the first quarter of 2005.

(6)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(7)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(8)	The community is being developed by a wholly-owned, taxable REIT subsidiary of the Company, and is subject to a venture agreement that provides for the transfer of 100% of the ownership interests upon completion.

(9)	The community is being developed under a joint venture structure and is expected to be financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.5 million including community-based debt.

(10)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(11)	Represents Development Communities completed in the current quarter and prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2005.

Attachment 8

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of March 31, 2005

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 3/31/05
									Inclusive of
									Concessions
									See Attachment #13
Under Redevelopment:

Stabilized Portfolio (4)

1. Avalon at Prudential Center (5) Boston, MA	100%	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,645	524	36

2. Avalon Towers Long Beach, NY	100%	109	$17.3	$21.5	Q3 1995	Q3 2004	Q3 2005	Q3 2005	$3,330	—	—

3. Avalon at Fairway Hills III (6) Columbia, MD	100%	336	$23.3	$29.4	Q3 1996	Q4 2004	Q2 2006	Q4 2006	$1,300	65	18

Subtotal		1,226	$174.5	$210.9					$2,340	589	54

Acquisitions (4)

1. Briarcliffe Lakeside (7) Wheaton, IL	15%	204	$14.5	$18.4	Q3 2004	Q4 2004	Q1 2006	Q3 2006	$935	38	21

Subtotal		204	$14.5	$18.4					$935	38	21

Total/Weighted Average		1,430	$189.0	$229.3					$2,140	627	75

Weighted Average Projected NOI as a % of Total Capital Cost (3)				9.8%	Inclusive of Concessions — See Attachment #13

(1)	Redevelopment Communities are communities for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5.0 million.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Stabilized Portfolio Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment . Acquired redevelopments are those communities that begin redevelopment within one year of acquisition.

(5)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

(6)	This is one of two communities that previously comprised Avalon at Fairway Hills II. In connection with the beginning of its renovation, this community will now be reported separately as Phase III.

(7)	This community was acquired in Q3 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “IM Fund”) in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2005.

Attachment 9

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of March 31, 2005

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2003 Actual	1,781	$304,470,471	$335,364,317	$325,139,145	$240,137,497

2004 Actual:
Quarter 1	345	$69,258,020	$61,978,159	$366,959,227	$265,153,787
Quarter 2	771	111,145,634	130,021,954	254,299,634	296,508,756
Quarter 3	655	53,934,546	108,786,193	332,143,584	264,259,419
Quarter 4	410	67,845,190	67,514,664	287,812,355	266,548,250

Total - 2004 Actual	2,181	$302,183,390	$368,300,970

2005 Projected:
Quarter 1 (Actual)	259	$60,826,802	$42,234,312	$286,946,320	$294,378,996
Quarter 2 (Projected)	388	100,440,680	61,146,848	186,505,640	322,395,844
Quarter 3 (Projected)	500	55,743,472	77,086,950	130,762,168	241,821,293
Quarter 4 (Projected)	385	43,239,832	62,552,781	87,522,336	172,321,442

Total - 2005 Projected	1,532	$260,250,786	$243,020,891

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)

Total - 2003 Actual		$8,008,966	$5,660,027	$13,045,931

2004 Actual:
Quarter 1	30	$676,563	$4,362,256	$28,533
Quarter 2	31	887,369	7,444,068	—
Quarter 3	38	496,577	7,132,039	865,315
Quarter 4	44	1,482,707	15,710,325	2,139,555

Total - 2004 Actual		$3,543,216

2005 Projected:
Quarter 1 (Actual)	80	$2,878,382	$9,937,853	$5,963,025
Quarter 2 (Projected)	92	3,552,160	6,967,798	7,549,232
Quarter 3 (Projected)	100	2,004,435	4,963,363	9,680,367
Quarter 4 (Projected)	76	1,945,274	3,018,089	7,897,561

Total - 2005 Projected		$10,380,251

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q1 2005 includes $117.0 million attributed to three anticipated Q2 2005 development starts and $0.6 million related to one anticipated Q2 2005 redevelopment. Remaining to Invest also includes $8.8 million attributed to Avalon Chrystie Place I and $26.8 million attributed to Avalon at Mission Bay North II. The Company’s portion of the Total Capital Cost of these joint ventures is projected to be $30.0 million and $29.5 million, respectively, including community-based tax-exempt and construction debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q1 2005 includes $121.0 million related to two unconsolidated joint ventures and one unconsolidated investment in the IM Fund, and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2005.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of March 31, 2005

DEVELOPMENT RIGHTS

		Estimated	Total
		Number	Capital Cost (1)
Location of Development Right		of Homes	(millions)
1. Newton, MA	(2)	204	$63
2. Coram, NY Phase II	(2)	152	26
3. Rockville, MD Phase II	(2)	196	30
4. Lyndhurst, NJ	(2)	328	81
5. Long Island City, NY Phase II and III		602	176
6. New York, NY Phase II and III	(2)	308	142
7. Dublin, CA Phase I		305	74
8. Encino, CA	(2)	131	51
9. Danvers, MA		428	80
10. Woburn, MA		446	84
11. New Rochelle, NY Phase II and III		588	165
12. Shrewsbury, MA		264	40
13. Hingham, MA		236	44
14. Glen Cove, NY	(2)	111	34
15. Plymouth, MA Phase II		69	13
16. Andover, MA	(2)	115	21
17. Quincy, MA	(2)	148	24
18. Canoga Park, CA		209	47
19. Tinton Falls, NJ		298	51
20. Wilton, CT	(2)	100	24
21. Lexington, MA		387	76
22. Bellevue, WA		368	78
23. West Haven, CT		170	23
24. Greenburgh, NY Phase II		444	112
25. Kirkland, WA Phase II		173	48
26. Seattle, WA	(2)	194	54
27. Oyster Bay, NY		273	69
28. Norwalk, CT		312	63
29. College Park, MD		320	44
30. Union City, CA Phase I	(2)	230	58
31. Union City, CA Phase II	(2)	209	54
32. Irvine, CA		290	63
33. Sharon, MA		156	26
34. Gaithersburg, MD		254	41
35. White Plains, NY		403	138
36. Cohasset, MA		200	38
37. Dublin, CA Phase II		200	52
38. Dublin, CA Phase III		205	53
39. Milford, CT	(2)	284	45
40. Shelton, CT		302	49
41. Shelton, CT II		171	34
42. Wheaton, MD	(2)	320	56
43. Alexandria, VA		282	56
44. Stratford, CT	(2)	146	23
45. Plainview, NY		220	47
46. Camarillo, CA		376	55
47. Yaphank, NY		298	57
48. Rockville, MD	(2)	240	46
49. Tysons Corner, VA	(2)	439	101

Total		13,104	$2,929

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2005.

Attachment 11

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of March 31, 2005

			AVB
		# of	Book		Outstanding Debt			AVB’s
Unconsolidated	Percentage	Apt	Value			Interest	Maturity	Share
Joint Ventures	Ownership	Homes	Investment (2)	Amount	Type	Rate	Date	of Debt
AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach	N/A	105	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,540
Los Angeles, CA
2. Briarcliffe Lakeside Apartments	N/A	204	N/A	8,069	Fixed	6.90%	Feb 2028 (3)	1,222
Chicago, IL
3. Hobbit’s Grove	N/A	170	N/A	16,575	Fixed	5.25%	Apr 2012	2,511
Baltimore, MD
4. Ravenswood at the Park	N/A	400	N/A	—	N/A	N/A	N/A	—
Seattle, WA
Fund corporate debt (4)	N/A	N/A	N/A	33,000	Variable	3.6%	Sep 2005	5,000

	15.2%	879	$23,149	$74,409				$11,273

Other Operating Joint Ventures
1. Avalon Run	(5)	426	$1,591	$—	N/A	N/A	N/A	$—
Lawrenceville, NJ
2. Avalon Grove	(6)	402	9,012	—	N/A	N/A	N/A	—
Stamford, CT
3. Avalon Bedford	25.0%	388	13,131	22,500	Variable	3.84%	Nov 2005	5,625
Stamford, CT

		1,216	$23,734	$22,500				$5,625

Other Development Joint Ventures
1. Avalon Chrystie Place I	20.0%	361	$29,832	$117,000	Variable	2.31%	Nov 2036	$23,400
New York, NY
2. Mission Bay North II	25.0%	313	5,902	—	N/A	N/A	N/A	—

San Francisco, CA
		674	$35,734	$117,000				$23,400

		2,769	$82,617	$213,909				$40,298

(1)	Schedule does not include two communities (Avalon at Juanita Village and Avalon Del Rey) that are being developed under joint venture arrangements, but are currently wholly-owned and therefore consolidated for financial reporting purposes.

(2)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(3)	Debt can be prepaid after February 2008 without penalty.

(4)	Bridge loan to be replaced by a permanent line of credit with a term through January 2008.

(5)	After the venture makes certain distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(6)	After the venture makes certain distributions to the third-party partner, the Company will generally be entitled to receive 40% of all operating cash flow distributions and 49% of all residual cash flow following a sale.

Attachment 12

AvalonBay Communities, Inc.
Summary of Disposition Activity as of March 31, 2005
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (2)		$460,600	$184,438	$52,613	$131,825	6.3%	13.4%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.5%

2005:
2 Communities		$79,250	$37,613	$(7,140)	$44,753	3.9%	19.4%

1998 - 2005 Total	5.5	$1,760,166	$569,363	$150,728	$418,635	6.9%	15.3%

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q1	Q1
	2005	2004

Net income	$69,610	$25,277
Dividends attributable to preferred stock	(2,175)	(2,175)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	40,950	38,497
Minority interest, including discontinued operations	477	326
Cumulative effect of change in accounting principle	—	(4,547)
Gain on sale of operating communities	(37,613)	—

FFO attributable to common stockholders	$71,249	$57,378

Average shares outstanding — diluted	74,258,296	72,543,982
EPS — diluted	$0.92	$0.32

FFO per common share — diluted	$0.96	$0.79

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter 2005 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) — Q2 05	$1.01	$1.05
Projected depreciation (real estate related)	0.54	0.58
Projected gain on sale of operating communities	(0.70)	(0.74)

Projected FFO per share (diluted) — Q2 05	$0.85	$0.89

Attachment 13 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2005, Established Communities are communities that have Stabilized Operations as of January 1, 2004 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2005	2004	2004

Net income	$69,610	$25,277	$114,069
Property management and other indirect operating expenses	7,129	6,574	7,286
Corporate-level other income	(613)	(540)	(167)
Investments and investment management	992	841	1,207
Interest income	(31)	(20)	(96)
Interest expense	32,153	32,195	33,522
General and administrative expense	7,159	4,713	4,976
Joint venture income, minority interest and venture partner interest in profit-sharing	(6,070)	(19)	(733)
Depreciation expense	41,106	38,567	40,073
Cumulative effect of change in accounting principle	—	(4,547)	—
Gain on sale of real estate assets	(37,613)	—	(87,288)
Income from discontinued operations	(886)	(2,606)	(1,958)

NOI from continuing operations	$112,936	$100,435	$110,891

Established:
Northeast	$31,427	$29,691	$31,530
Mid-Atlantic	11,729	11,721	11,820
Midwest	1,677	1,573	1,490
Pacific NW	4,949	4,652	4,633
No. California	26,075	25,662	25,347
So. California	8,645	8,218	8,484

Total Established	84,502	81,517	83,304

Other Stabilized	11,070	8,560	12,638
Development/Redevelopment	17,364	10,358	14,949

NOI from continuing operations	$112,936	$100,435	$110,891

Attachment 13 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of March 31, 2005). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the first quarter of 2005 is as follows (dollars in thousands):

Q1
2005
Income from discontinued operations	$886
Interest expense, net	—
Minority interest expense	—
Depreciation expense	—

NOI from discontinued operations	$886

NOI from assets sold	$886
NOI from assets held for sale	—

NOI from discontinued operations	$886

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 13 (continued)

Rental revenue with concessions on a cash basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1	Q4
	2005	2004	2004

Rental revenue (GAAP basis)	$123,373	$120,483	$123,022
Concessions amortized	4,868	4,873	5,074
Concessions granted	(3,350)	(4,106)	(4,203)

Rental revenue (with concessions on a cash basis)	$124,891	$121,250	$123,893

% change — GAAP revenue		2.4%	0.3%
% change — cash revenue		3.0%	0.8%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 12.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 — $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Attachment 13 (continued)

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.

Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of March 31, 2005 is as follows (dollars in thousands):

Total debt	$2,408,263

Common stock	4,875,212
Preferred stock	100,000
Operating partnership units	32,125
Total debt	2,408,263

Total market capitalization	7,415,600

Debt as % of capitalization	32.5%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable `value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the quarter ended March 31, 2005 is as follows (dollars in thousands):

NOI for Established Communities	$84,502
NOI for Other Stabilized Communities	11,070
NOI for Development/Redevelopment Communities	17,364
NOI for discontinued operations	886

Total NOI generated by real estate assets	113,822
NOI on encumbered assets	17,228

NOI on unencumbered assets	96,594

Unencumbered NOI	84.9%

Attachment 13 (continued)

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gains on sale of partnership interests.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2005 are as follows (dollars in thousands):

Net income	$69,610
Interest income	(31)
Interest expense	32,153
Depreciation expense	41,106

EBITDA	$142,838

EBITDA from continuing operations	$104,339
EBITDA from discontinued operations	38,499

EBITDA	$142,838

EBITDA from continuing operations	$104,339

Interest expense	32,153
Interest income	(31)
Dividends attributable to preferred stock	2,175

Interest charges	34,297

Interest coverage	3.0

In the calculations of EBITDA above, EBITDA from discontinued operations includes $37,613 in gain on sale of communities.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.